UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  November 21, 2007

SkyWest, Inc.

(Exact Name of Registrant as Specified in its Charter)

Utah	0-14719	87-0292166
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

4444 South River Road		84790
St. George, Utah		(Zip Code)
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code:

(435) 634-3000

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 21, 2007, Atlantic Southeast Airlines, Inc. (“ASA”), a wholly-owned subsidiary of SkyWest, Inc. (the “Company”), announced that Bryan T. LaBrecque, President of ASA, has announced his intention to retire as an officer of ASA effective December 1, 2007.  ASA also announced that Bradford R. Holt, who is currently serving as Vice President-Flight Operations of SkyWest Airlines, Inc. (“SkyWest Airlines”), has been named to succeed Mr. LaBrecque.  Mr. LaBrecque has agreed to remain employed by ASA until January 31, 2008 to assist in the transition of management responsibilities.

Mr. Holt, who is 47 years old, has been serving as Vice President — Flight Operations of SkyWest Airlines, a wholly-owned subsidiary of the Company, since 1991.  Mr. Holt has been employed by SkyWest Airlines since 1983.  In his capacity as Vice President-Flight Operations, Mr. Holt was responsible for flight operations, airline operational control, operations control center, crew support, training and standards, and corporate safety functions for SkyWest Airlines.  His past experience included nearly 25 years at SkyWest Airlines — 21 of which were in leadership positions.  Mr. Holt joined SkyWest Airlines as a line pilot in 1983 and held roles of increasing responsibility before taking his appointment as Vice President-Flight Operations in 1991.

ASA does not anticipate entering into an employment agreement with Mr. Holt; however, Mr. Holt will be eligible to participate in the employment-related plans and benefits available to ASA’s senior executive management, as offered from time to time by ASA and the Company.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SkyWest, Inc.

Dated: November 26, 2007	By	/s/ Bradford R. Rich
Bradford R. Rich, Executive Vice President
and Chief Financial Officer